Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-148592) pertaining to the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Danversbank, of our report dated June 30, 2011, with respect to the financial statements and schedules of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Danversbank, included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

Certified Public Accountants, Inc.

June 30, 2011

Boston, MA